Exhibit 99.1
Aradigm Announces Fourth Quarter and Year End 2006 Financial Results
Hayward, CA — March 29, 2007 —Aradigm Corporation (ticker symbol: ARDM or ARDM.OB) today announced financial results for the fourth quarter and the year ended December 31, 2006.
The company reported revenues for the three months ended December 31, 2006 of $0.8 million compared to $0.9 million for the same period in 2005. Revenues for the twelve months ended December 31, 2006 were $4.8 million compared with $10.5 million for the same period in 2005. Revenues were from partnered development programs. The decrease in revenue in 2006 compared to 2005 is due primarily to decreases in project development revenue from Novo Nordisk, as a consequence of our amending our collaborative agreement with Novo Nordisk, effective January 26, 2005
Total operating expenses for the three months ended December 31, 2006 were $6.5 million compared to $11.9 million for the same period in 2005. For the year ended December 31, 2006 total operating expenses were $38.9 million compared with $41.1 million for the same period in 2005. The 2006 operating expenses include the impact of decreasing research and development expense due primarily to the completion of our Intraject clinical and manufacturing activities, offset partially by the cost of implementing a strategic restructuring of our business operations that was announced on May 15, 2006. This restructuring is now substantially complete.
The company reported a net loss for the three months ended December 31, 2006 of $5.4 million, or $0.37 per share, compared with a net loss of $10.7 million, or $0.73 per share, for the same period in 2005. The net loss for the year ended December 31, 2006 was $13.0 million, or $0.89 per share, compared with a net loss of $29.2 million, or $2.01 per share, for the same period in 2005. The year-over-year reduction in net loss was driven primarily by the recognition of an $8 million gain on sale of royalty interest and a $12 million gain on sale of patents, both transactions with Novo Nordisk, a related party.
The 2006 net loss included a $4 million asset impairment related to the sale of the Intraject program in August of last year. In this transaction, we received a $4.0 million initial payment, and will be entitled to a milestone payment upon initial commercialization and royalty payments upon any commercialization of products that may be developed and sold using the Intraject technology.

As of December 31, 2006, cash, cash equivalents and short-term investments totaled approximately $27.5 million. This does not include the net proceeds of $33.3 million from our recent public offering, completed January 30, 2007.
“We have moved decisively in restructuring our business, both operationally and financially,” said Dr. Igor Gonda, Aradigm’s President and CEO. “Our cash burn for the fourth quarter, and as we move into 2007, was below $2.0 million per month. With the proceeds of our recent public offering, we are in a strong financial position to support our new strategic initiatives aimed at becoming a specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists.”
A full financial report on Form 10-K is expected to be filed today.
The Company will host a conference call and question and answer session today at 4:30 pm Eastern Time, 1:30 pm Pacific Time, to discuss these financial results. Dial toll free 1 (800) 323-0845, or for International callers, dial +1 (706) 634-8407. The passcode for participation is 3488287. For those unable to listen to the live broadcast, a replay will be available under the Investors section of the company website or by dialing 1 (800) 642-1687 (U.S. domestic) or +1 (706) 645-9291 (international) and entering in the conference ID # 3488287 beginning approximately one hour after the completion of the call.
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About Aradigm
Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, bronchiectasis, pulmonary hypertension, inhalation anthrax infections and smoking cessation.
In addition, Aradigm’s AERx insulin Diabetes Management System (iDMS), which has been licensed to Novo Nordisk for development and commercialization in return for royalties, is in Phase 3 testing for Type 1 and Type 2 diabetes. Under the agreements with Novo Nordisk, Novo Nordisk is responsible for all further clinical, manufacturing and commercial development, while Aradigm and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. More information about Aradigm can be found at www.aradigm.com.
Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and

Exchange Commission (SEC) Filings, including the company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.
Aradigm and AERx are registered trademarks of Aradigm.

Contact:
Investor Relations	Lippert/Heilshorn & Associates
Aradigm	Don Markley or Bruce Voss
(510) 265-8850/6565	(310) 691-7100
SOURCE: Aradigm
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ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Three months ended		Year ended
	December 31,		December 31,
	(unaudited)
	2006	2005	2006	2005
Contract revenues — From related parties	$—	$102	$59	$8,013
Contract revenues — Other	807	760	4,755	2,494

Total revenues	807	862	4,814	10,507

Operating expenses:
Research and development	4,554	9,316	22,198	30,174
General and administrative	1,665	2,621	10,717	10,895
Restructuring and asset impairment	286	—	6,003	—

Total operating expenses	6,505	11,937	38,918	41,069

Loss from operations	(5,698)	(11,075)	(34,104)	(30,562)

Gain on sale of patent and royalty interest	—	—	20,000	—
Interest income	412	337	1,251	1,317
Interest expense	(96)	(6)	(197)	(6)
Other income (expense)	(3)	73	23	36

Net loss	$(5,385)	$(10,671)	$(13,027)	$(29,215)

Basic and diluted net loss per common share	$(0.37)	$(0.73)	$(0.89)	$(2.01)
Shares used in computing basic and diluted loss per common share *	14,531	14,563	14,642	14,513

*	All share and per share data reflects a 1 for 5 reverse stock split effective January 4, 2006 and approved by Aradigm shareholders in January 2005.

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2006	2005
	**	**

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$27,514	$27,694
Receivables	643	400
Current portion of notes receivable from officers and employees	—	62
Prepaid expense and other current assets	1,002	874

Total current assets	29,159	29,030
Property and equipment, net	2,592	9,875
Non-current portion of notes receivable from officers and employees	31	129
Other assets	444	463

Total assets	$32,226	$39,497

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,151	$3,034
Accrued clinical and cost of other studies	278	398
Accrued compensation	1,814	3,814
Deferred revenue	—	222
Other accrued liabilities	511	475

Total current liabilities	3,754	7,943
Non-current portion of deferred rent	1,035	714
Non-current portion of capital lease	29	—
Notes payable and accrued interest to related party	7,686	—
Convertible preferred stock	23,669	23,669
Shareholders’ equity (deficit)	(3,947)	7,171

Total liabilities, redeemable convertible preferred stock and shareholders’ equity	$32,226	$39,497

** The balance sheets at December 31, 2006 and 2005 have been derived from the audited financial statements at that date but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Balance Sheet Data

	December 31,
	***
	Pro Forma
	2006	2006
Cash, cash equivalents and short-term investments	$61,403	$27,514
Working capital	$59,295	$25,406
Total assets	$66,115	$32,226

Convertible preferred	$—	$23,669
Common stock	$341,472	$283,914
Accumulated deficit	$(287,865)	$(287,865)
Total shareholders’ equity	$53,611	$(3,947)

Shares
Shares outstanding as of December 31, 2006	14,765,474	14,765,474
Conversion of preferred	1,235,701	—
Shares offered on January 30, 2007	33,000,000	—
Over allotment	4,950,000	—

Common stock outstanding after the offering (including over allotment)	53,951,175	14,765,474

*** Pro forma data reflects the issuance of 37,950,000 shares of common stock in an underwritten public offering that closed on January 30, 2007 and resulted in net proceeds, after underwriting discount and expenses, of approximately $33.3 million. This public offering triggered the automatic conversion of all outstanding shares of Series A convertible preferred stock to common stock and eliminated the Series A liquidation preference of $41.9 million.